Exhibit 10.1

Employment Term Sheet – Carl J. Grivner

Position:	President and Chief Executive Officer

Employer:	XO Communications, Inc. (“XO”)

Base Salary:	$700,000 per year

Cash Bonus:	Target bonus equal to 100% of base salary (adjusted in accordance with table below) with “target” to be defined as a function of revenue, EBITDA and cash on hand, as mutually agreed upon

% of Target Threshold	Bonus as a % of Base Salary

Less than 80%	0%

At least 80% but less than 100%	50%

At least 100% but less than 120%	100%

At least 120%	125%

XO Stock Options	You shall receive 2,000,000 options to purchase common stock of XO (the “XO Stock Options”) vesting 25% upon commencement of employment and 25% upon each of the first, second and third anniversary of the date of commencement of employment, with a strike price approximating market on the date of grant, with other terms and conditions determined pursuant to the XO stock incentive plan and as determined by XO in its sole discretion.

Vacations:	You shall be entitled to vacations, holidays, sick leave and personal time off in accordance with XO’s policies for senior level management.

Benefits:	You will be entitled to participate in all group health, major medical, pension and profit sharing, 401(k) and other benefit plans maintained by XO and provided generally to XO’s executive officers at a level commensurate with other senior executives of XO.

Employment Start Date:	You will start your employment with XO no later than May 1, 2003.

Change in Control:	XO agrees to enter into a Change in Control Agreement with a one (1) year payment of base salary and bonus at target.

Annual Performance Reviews:
In conjunction with the annual performance review process, you will be eligible for salary increases, cash bonus awards and additional stock option awards. The salary increases, cash bonus awards and stock option awards will be determined based on overall company performance and individual performance at the discretion of the compensation committee of the board of directors of XO. The annual review process currently takes place during the first quarter of each calendar year and shall be conducted in the same manner and utilizing the same standards as with other senior executive officers of XO.

Relocation Costs:	XO will reimburse your actual costs of relocation in an amount not to exceed $100,000 (grossed up to account for any actual tax liability associated with such reimbursement).

Employment Term:
Your employment at XO will be for a one-year term, renewing each year unless either party notifies the other in writing of its intention not to renew and such notice is given in the January prior to the termination date.

Withholdings:	All payments set forth herein which are subject to withholdings, shall be made less any required withholdings.

By signing this Term Sheet, you hereby represent and warrant to XO that the execution and delivery of this Agreement, and the performance of your duties hereunder, will not violate the terms of any agreement or other understanding between you and any other entity, including your present and former employers. If not fully executed on or before April 9, 2003, this Term Sheet shall be void.

XO COMMUNICATIONS, INC. A Delaware corporation	/s/ Carl J. Grivner Carl J. Grivner

By: /s/ Nathaniel A. Davis
Name: Nathaniel A. Davis
Title: Chief Operating Officer

[XO Letterhead]

April 30, 2003

Mr. Carl J. Grivner

Dear Mr. Grivner:

     This letter will confirm that, notwithstanding anything contained in the employment term sheet between you and XO Communications, Inc. (the “Company”), it is hereby agreed that you will become employed by the Company on May 1, 2003, in the Office of the Chairman and, effective May 15, 2003, will become President and Chief Executive Officer of the Company.

     If you are in agreement with the foregoing, please execute a copy of this letter and return it to the undersigned.

XO Communications, Inc.

By	/s/ Gary D. Begeman Name: Gary D. Begeman Title: Senior Vice President, General Counsel and Secretary

Agreed and acknowledged:

/s/ Carl J. Grivner Carl J. Grivner